Exhibit 5.1

March 10, 2008

Falcon Ridge Development, Inc.
5111 Juan Tabo Boulevard N.E.
Albuquerque, New Mexico 87111

To Whom It May Concern:

This office has acted as counsel for Falcon Ridge Development, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) covering the offering of up to 20,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) pursuant to the Company’s 2002 Stock Compensation Plan I, as amended.

In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Nevada and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that when issued in conformance with the terms and conditions of the 2002 Stock Compensation Plan I, as amended, the Common Stock to be issued pursuant to this Form S-8 Registration will be validly issued, fully paid and non-assessable.

The opinions contained in this letter are given as of the date hereof, and we render no opinion as to any matter brought to our attention subsequent to the date hereof.  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments or supplements thereto.

Sincerely yours,

MAILANDER LAW OFFICE, INC.

By:    /s/ Tad Mailander
       Tad Mailander